Exhibit 10.1

OFFICE LEASE AGREEMENT

SECTION 1

BASIC TERMS

LANDLORD	Hartman Income REIT Property Holdings, LLC, a Delaware limited liability company, d/b/a North Central Plaza I
TENANT	Zion Oil & Gas, Inc. a Delaware corporation
PREMISES RENTABLE AREA (RSF)	Approximately 7,276 square feet
PROPORTIONATE SHARE (%)	3.667%
PREMISES SUITE #	1000
LEASE COMMENCEMENT DATE	December 1, 2015
LEASE TERM (MONTHS)	Sixty five (65) months
LEASE EXPIRATION DATE	April 30, 2021
BASE RENT (MONTHLY)

12/01/15   TO   04/30/16          $0.00 per month + Electricity

05/01/16   TO   04/30/17   $7,882.33 per month + Electricity

05/01/17   TO   04/30/18   $8,185.50 per month + Electricity

05/01/18   TO   04/30/19   $8,488.67 per month + Electricity

05/01/19   TO   04/30/20   $8,791.83 per month + Electricity

05/01/20   TO   04/30/21   $9,095.00 per month + Electricity

BASE YEAR	2016
TENANT PARKING SPACES #	Twenty nine (29) unreserved covered and seven (7) reserved parking spaces.
SECURITY DEPOSIT	$9,095.00
PREPAID RENT	$7,882.33

SECTION 2

PREMISES AND TERM

2.1.	Lease of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, on the terms and conditions set forth in this Lease. A floor plan of the Premises is attached as Exhibit B (the "Premises"). The Premises are part of that building known as North Central Plaza I (the "Building") located at 12655 N. Central Expressway, Dallas, Texas 75243 (the "Land"). The Building and the Land are collectively referred to as the "Project".
2.2.	Lease Term. The Lease Term shall be for the period stated in Section 1, unless earlier terminated as provided in this Lease.
2.3.	Lease Year. "Lease Year" means any calendar year within which fails any part of the Lease Term or any renewals or extensions of the Lease Term. Accordingly, the "First Lease Year" means the calendar year 2016.
2.4.	Commencement Date. The Commencement Date of this Lease shall be December 1, 2015.
2.5.	Rentable Areas. The Rentable Area of the Building is 198,374 RSF. The Rentable Area of the Premises is 7,276 RSF. Rentable Areas of the Premises and the Building are final, conclusive and controlling for all purposes.
2.6.	Pronortionate Share. Tenant's Proportionate Share is a fraction, the numerator of which is the Rentable Area of the Premises (7,276 RSF) and the denominator of which is the Rentable Area of the Building (198,374 RSF). Tenant's Proportionate Share is 3.667%.
2.7.	Initial Physical Condition of Premises. Tenant accepts the Premises, the Building and the Project in their current AS IS condition, and acknowledges that Tenant is not relying on any representations or warranties by any person regarding the Premises or the Building except as set forth in the Construction Rider attached hereto as Exhibit "I".

SECTION 3

BASE RENT, ELECTRICITY COSTS, OPERATING EXPENSES AND OTHER SUMS PAYABLE

3.1.	Tenant Payments. Tenant agrees to pay Base Rent, Electricity Costs and Operating Expenses and any other sum payable under this Lease to Landlord when due without demand, deduction, credit, adjustment or offset of any kind. All such payments shall be in lawful money of the United States and shall be paid to Landlord or to Manager or to such other place as Landlord may from time to time designate in writing.

1

3.2.	Base Rent. On execution of this Lease, Tenant shall prepay to Landlord the Base Rent for the 1st month of the Lease Term. Future monthly installments of Base Rent shall be paid, without demand and in advance, on or before the first day of each calendar month during the Lease Term. The monthly Base Rent installment for any partial month at the beginning or end of the Lease Term shall be prorated.
3.3.	Electricity Costs. "Electricity Costs" shall mean the costs of all electricity used on or at the Project, together with any taxesa nd any maintenance charges thereon. On the first day of each calendar month during the Lease Term, Tenant agrees to reimburse Landlord for Tenant's Proportionate Share of the monthly Electricity Costs pursuant to invoices sent to Tenant from Landlord. The initial monthly Electricity Costs invoices shall be based on Tenant's Proportionate Share of estimated Electricity Costs as reasonably determined by Landlord and shall be increased or decreased by Landlord to reflect the actual Electricity Costs. If for any time period in question the Building is less than 95% occupied, for purposes of determining Tenant's Proportionate Share of Electricity Costs, Landlord may increase those elements of Electricity Costs that vary based primarily on the occupancy rate of the Building, as though the Building were 95% occupied. The Electricity Costs payments due from Tenant shall be adjusted by Landlord to the amount that Landlord reasonably believes they would have been if 95% of the Rentable Area of the Building had been occupied. In addition, Tenant shall, within 30 days of receipt of an invoice from Landlord, pay for any extraordinary or after Normal Business Hours use of Electricity Costs as requested by Tenant and as reasonably determined by Landlord.
3.4.	Operating Expenses. In addition to monthly Base Rent and Electricity Costs, Tenant will pay Tenant's Proportionate Share of the increase in Operating Expenses over the Operating Expenses for the Base Year (the "Base Year Operating Expenses");

(a)          Subject to the exclusions and adjustments set out below "Operating Expenses" means any and all actual and reasonable costs, expenses and disbursements of every kind which Landlord incurs, pays or becomes obligated to pay during any Lease year in connection with the ownership, operation, maintenance, repair, replacement, and security of the Project or the related appurtenances including but not limited to the following:

(i)                 wages, salaries and other costs of retaining the employees directly engaged in the operating, maintenance, repair, replacement and security of Project;

(ii)                all supplies and materials used in the operating, maintenance, repair, replacement, and security of the Project;

(iii)               the cost of all utilities other than electricity supplied to the Project;

(iv)              the cost of management, maintenance and service agreements with third parties, including agreements for security, alarm service and elevator maintenance for Project;

(v)               the cost of casualty and liability insurance applicable to the Project; and

(vi)              the cost of all taxes assessed against the Project or imposed upon the Landlord as owner of the Project. For the purposes hereof, the term "Taxes" shall mean all taxes and governmental and private assessments which are levied, assessed, imposed or become due and payable with respect to the Project and associated improvements and any gross margin taxes attributed to the Project, its rental or operation, which may be assessed against Landlord, including fees for attorneys, court costs, tax consultants, arbitrators, appraisers, experts and other witnesses, incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project. If at any time during the Term of this Lease, any other tax or assessment (including without limitation any gross margin tax) is imposed on Landlord as the owner of the Project, or the occupancy, rents or income from the Project in substitution for, such other tax or assessment, computed as if the Project were Landlord's sole asset, shall be included within the term "Taxes". Notwithstanding any provision in this Paragraph to the contrary, the definition of the term "Taxes" shall not include any estate, inheritance, successor, transfer, excise, gift or income tax, or any late fees or penalties, imposed on Landlord.

(b)           Notwithstanding the foregoing, Operating Expenses will not include the costs of improvements made or related to the premises of another tenant or expansion of the Project.

(c)           For each Lease Year (or portion thereof) during the Lease Term after 2016, Tenant agrees to pay to Landlord, as additional Rent, in monthly installments, Tenant's Proportionate Share of the amount (if any) by which Operating Expenses for such Lease Year (or portion thereof) exceed the Base Year Operating Expenses (or similar portion thereof) (the "Operating Expense Increase"). In the event that Operating Expenses in any Lease Year decrease below the amount of the Base Year Operating Expenses, the Operating Expenses Increase for such Lease Year shall be deemed to be zero, it being understood that Tenant shall not be entitled to any credit or offset if Operating Expenses decrease below the Base Year Operating Expenses. Payments of Operating Expenses Increase shall be made as follows:

(i)                 during January of each Lease Year after 2016, or as soon thereafter as practical, Landlord will give Tenant written notice of its most recent estimate of the Operating Expense Increase which will be due under this Lease for the then current Lease Year. Such estimate will reflect on any pro-ration required by the preceding paragraph for the first and final Lease Years. On or before the first day of each month thereafter, until Tenant receives a new estimate pursuant to this subparagraph, Tenant will pay Landlord an amount (in addition to the Base Rent) equal to such estimated Operating Expense Increase divided by the number of calendar months that fall within the Term in the then current Lease Year.

2

(ii)               within ninety (90) days after the close of each Lease Year, or as soon after such ninety (90) days period as reasonably possible, Landlord will deliver a statement to Tenant of the actual Operating Expense Increase for the then preceding Lease Year, computed as described in subparagraph (b) above. If the statement shows that the actual Operating Expense Increase for such Lease Year is less than any estimated payments made by Tenant under subsection (i) above, Landlord will credit the overpayment against the next amounts due from Tenant under this Section 3 or, to the extent there is no set-off or anticipated set-off against amounts then due or to become due from Tenant, then Landlord will refund the overpayment to Tenant. If the statement shows that the actual Operating Expense Increase for such Lease Year is more than any estimated payments previously made by Tenant, Tenant must pay the deficiency to Landlord within ten (10) days after delivery of this statement. This Section 3.4 shall survive the termination of the Lease.

 (iii)             Notwithstanding the foregoing, controllable Operating Expenses shall be capped on a cumulative and compounding basis at five percent (5%) per calendar year increases, which shall be defined as all expenses except Taxes and Insurance.

(d)           CALCULATION OF CHARGES: Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant, including provisions related to the reconciliation of Tenant's Proportionate Share of the Operating Expenses Increase, as set forth in this Section 3.4, is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

3.5.	Security Deposit. Tenant has deposited with Landlord or Manager the sum set forth in the blank opposite the words Security Deposit in Section I of this Lease ("Security Deposit") to secure Tenant's performance of this Lease. If Tenant defaults in any payment or performance due under this Lease, Landlord, in its absolute discretion and without prejudice in its other rights or remedies, may apply the Security Deposit, in whole or in part, to the payment of sums due from Tenant as a result of such default. If such application cures the default, Tenant shall within ten (10) days from demand, deposit with Landlord the sum necessary to restore the Security Deposit to the specified amount. If Tenant has fully performed under this lease, the remainder of the Security Deposit shall be repaid to Tenant, without interest, within sixty (60) days after the expiration of this Lease.
3.6.	Late Charge. If Tenant fails to make any payment of Base Rent, or other amount when due under this Lease within 5 business days of when due, a late charge is then immediately due and payable by Tenant equal to 10 percent (10%) of the amount of any such payment but Landlord will waive the late charge for the first such failure occurring during any calendar year during the Lease Term. Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the late payment.
3.7.	Default Rate. Any Base Rent or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the lesser of: (a) the published prime or reference rate then in effect at a national banking institution designated by Landlord (the "Prime Rate"), plus two (2) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the "Default Rate").

SECTION 4

SERVICES UTILITIES AND REPAIRS

4.1.	Landlord Services and Repairs. Subject to the Section 5.9 ("Damage or Destruction") and Section 5.10 ("Condemnation"), Landlord shall furnish the following services and repairs in a manner and scope as reasonably determined by Landlord. Landlord shall select the company or companies providing such services.
●	HVAC (heating, ventilation and air-conditioning services) will be provided to the Premises and the Common Area of the Building during Normal Business Hours. If Tenant desires HVAC service other than during Normal Business Hours, Tenant shall make advance arrangements with Landlord and shall pay Landlord's usual and customary charge of $75.00 per hour for such additional services. Landlord shall repair and maintain the HVAC systems serving the Common Area and Premises.
●	Elevator Service from the 1st floor to the 10th floor of the Building.
●	Janitor Service will be provided to the Common Area and Premises as specified on Exhibit D.
●	Replace Premises light bulbs and ballasts in fixtures which are standard to the Building.

3

●	Repairs and maintenance to the Common Area required, in Landlord's reasonable judgment, for comfortable use of the Common Area.
●	Engage a third party contractor to provide full time off site monitoring of the fire sprinkler system serving the Building.

●	Maintenance and repairs to: (i) the parking areas and sidewalks associated with the Project, (ii) the grass, shrubbery, landscape sprinkler and other landscape treatments on the Project, (iii) the exterior of the Building including the walls and exterior glass, (iv) exterior lights on the Project, (v) Building roof, and (iv) the Building fire sprinkler system and sewage lines.
4.2.	Utilities. Landlord shall arrange with the public utility companies serving the Project to furnish the following utilities to the Project. Landlord shall select the company or companies providing such utility services.
●	Electricity and Gas. Electrical services will be supplied to a panel box designated for each floor of the Building and will have the capacity to meet Tenant's demand in the Premises for the purposes specified in this Lease so long as such demand is usual and customary for such purposes. Gas shall be supplied to the Building HVAC units installed by Landlord.
●	Water and Sewer. Water and sewage drain services for the Common Area restrooms and any break rooms. Water and sewage drain services at the points now existing in the Premises. Water for the landscape irrigation areas of the Project.
●	Telecommunication Services. Landlord will provide a suitable connection for usual and customary voice telephone and fiber for internet service at the locations in the Building designated by Landlord (at the "demarc"). All connection, installation, usage charges, maintenance and repair charges for such telephone service shall be Tenant's responsibility. Installation of Telecommunication Facilities beyond those specified as Landlord's responsibility under the first sentence shall be the responsibility of Tenant. "Telecommunication Facilities" are defined as equipment, apparatus, installations, facilities and other materials utilized for the purposes of electronic communication, whether wireless or wired, including cable, switches, conduit, sleeves and wiring. Telecommunication Facilities installed by Tenant, shall if requested by Landlord in writing be removed by Tenant at Tenant's expense upon the expiration of the Lease Term. Tenant acknowledges that space on the Building rooftop and in Building risers, equipment rooms and equipment closets is limited. Unless otherwise required by law, neither Tenant nor a provider of telecommunication services to Tenant shall be entitled to locate or install Telecommunication Facilities in, on or about the Building without (a) first obtaining Landlord's advance, written consent (given in its reasonable discretion) and (b) the advance execution by Landlord and Tenant of a satisfactory agreement granting a license to Tenant for such purposes. The agreement referred to in clause (b) of the previous sentence shall be incorporated in and become part of this Lease.
4.3.	Normal Business Hours. "Normal Business Hours" are defined as 7:00 AM to 6:00 PM (Monday thru Friday) and 8:00 AM to 1:00 PM (Saturday) excluding Holidays and Sundays.
4.4.	Interruption. Landlord shall in no case be liable or in any way be responsible for damages (including consequential damages) or the loss to Tenant of utilities or other services arising from the failure of, diminution of or interruption of any kind to the Premises caused by Landlord's negligence or otherwise, unless such interruption in, deprivation of or reduction of any such service was caused by the gross negligence or willful misconduct of Landlord or its agents. To the extent that Landlord bears specific responsibility for the foregoing, Landlord's responsibility and Tenant's remedy shall be limited to an abatement in the portion of Base Rent associated with the value of the interrupted service, as reasonably determined by Landlord, for the period beginning with the day which is four (4) calendar days after the date on which Tenant delivers written notice to Landlord of such interruption, deprivation or reduction and ending on the date such interruption, deprivation or reduction ceases.
4.5.	Maintenance and Repairs by Tenant. Except for reasonable wear and tear, Tenant shall keep the Premises in good condition and repair. Tenant agrees to notify Landlord immediately if any damage or defects are discovered in the Premises or Building and to allow Landlord to evaluate and make recommendations and/or take appropriate corrective action. Tenant shall use reasonable best efforts to protect the Project from waste or damage and shall, subject to Landlord's reasonable direction and schedule, repair any damage caused by Tenant, its agents, employees, contractors or invitees.
4.6.	Security. Landlord has no duty or obligation to provide any security services in, on or around the Project and Tenant recognizes that security services, if any, provided by Landlord are not for the exclusive benefit of Tenant.

4

SECTION 5

OCCUPANCY AND USE PROVISIONS

5.1.	Use and Conduct of Business. The Premises are to be used only for general business office uses (the "Permitted Uses") and Tenant agrees that the number of employees or other personnel working with or for Tenant occupying the Premises shall not exceed the number of Tenant Car Spaces specified in Section 1 of this Lease without Landlord's prior written consent. Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises for the Permitted Uses. Tenant shall not permit or cause any act to be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Land or Building. Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, (c) the use or storage of any hazardous or other materials in violation of any environmental laws or regulations, or (d) any act or condition which disturbs the quiet enjoyment of any other tenant in the Building, violates any of Landlord's contracts affecting any or all of the Land or Building, or interferes in any unreasonable way with the business of Landlord or any other tenant in the Building.
5.2.	Reasonable Access. Tenant shall have access to the Building seven (7) days per week, twenty-four (24) hours per day, fifty- two (52) weeks a year. After Normal Business Hours access to the Building shall be available via a card access system. Landlord shall initially provide Tenant with twenty nine (29) access cards. Replacement access cards shall be available to Tenant at a rate of $15/access card. Tenant shall be responsible for promptly notifying Landlord of any lost or stolen access cards. Tenant shall return all access cards to Landlord upon the expiration of the Lease Term. Tenant shall permit Landlord and Landlord's designated representatives to enter into the Premises at any time on reasonable notice (except in case of emergency in which case no notice shall be required) for the purposes of inspection or for the purpose of repairing, altering or improving the Premises or the Building. When absolutely necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, but Landlord shall minimize disruption to Tenant's business and to provide continued access to the Premises. Landlord shall have the right on reasonable notice to enter the Premises during the Lease Term for the purpose of showing the Premises to prospective tenants.
5.3.	Compliance with Governmental Requirements. Tenant shall comply with all Governmental Requirements relating to its use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord from time to time. "Governmental Requirements" are any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives, including environmental Iaws and regulations, of any Governmental Agency as now or later amended, promulgated or issued and all current or future final orders, judgments or decrees of any court with jurisdiction interpreting or enforcing any of the foregoing. A "Governmental Agency" is the United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency with jurisdiction and any board, agency or authority associated with any such governmental entity.
5.4.	Rules and Reeulations. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit C. Landlord may, from time to time, reasonably change such rules and regulations for the safety, care or cleanliness of the Building and related facilities including the Common Area and parking area, provided that such changes are applicable to all tenants ofthe Building and will not materially interfere with Tenant's use ofthe Premises and provided that Landlord notifies Tenant in writing. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents and invitees. Any conflicts between the rules and regulation exhibit and this Lease shall be controlled by the Lease.
5.5.	Parking. Tenant shall have the right to use the number of non-reserved car spaces in the parking areas of the Project "Tenant Parking Spaces" as specified in Section 1. The Tenant Parking Spaces include Tenant's Proportionate Share of (i) visitor spaces "Visitor Spaces" for use by Tenant and other tenants of the Building and (ii) handicap spaces "Handicap Spaces" for use by Tenant and other tenants of the Building. All parking facilities and Tenant Parking Spaces furnished by Landlord shall be subject to the reasonable control and management of Landlord who may from time to time, establish, modify, and enforce reasonable rules and regulations with respect thereto. Landlord reserves the right at any time to assign specific parking spaces for Tenant Parking Spaces and Tenant shall thereafter be responsible to insure that the users of such assigned Tenant Parking Spaces park in the specifically designated parking spaces. Tenant shall if requested by Landlord furnish to Landlord a complete list of the license plate numbers of all vehicles operated by Tenant, Tenant's employees and agents. Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles or contents thereof, in on or about the parking facilities on the Land. Tenant and its employees, guests and invitees shall not be allowed to park in areas of the Project designated by Landlord as reserved or on the public streets surrounding the Building and the Land with the exception of Tenant's reserved parking spaces. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties.

5

5.6.	Tenant Alterations. Tenant shall not make or permit to be made any alterations, additions, improvements or installations in or to the Premises (including Telecommunication Facilities), or place signs or other displays visible from outside the Premises (individually and collectively "Tenant Alterations"), without first obtaining the consent of Landlord which may not be unreasonably withheld in Landlord's sole discretion. Tenant shall deliver to Landlord complete plans and specifications for any proposed Tenant Alterations and, if consent by Landlord is given, all such work shall be performed at Tenant's expense by Landlord or, with Landlord's consent, by Tenant. Tenant shall be authorized to perform Tenant Alterations only to the extent and under such terms and conditions as Landlord, in its reasonable discretion, shall specify.
5.7.	Surrender of Possession. Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear excepted, and free from any tenancy or occupancy by any person.
5.8.	Removal of Property. Upon the expiration or earlier termination of this Lease, Tenant may remove its personal property, office supplies and office furniture and equipment if such items are readily moveable and are not attached to the Premises; such removal is completed prior to the expiration or earlier termination of this Lease; and Tenant immediately repairs all damage caused by or resulting from such removal. All Tenant Alterations shall become the property of Landlord and shall remain upon and be surrendered with the Premises, unless Landlord requires their removal. If removal is required, Tenant shall, at its sole cost and expense, remove all (or such portion as Landlord shall designate) of the Tenant Alterations, repair any damages resulting from such removal and return the Premises to the same condition as existed prior to such Tenant Alterations.
5.9.	Damage or Destruction. If the Premises are damaged by fire, earthquake or other casualty ("Casualty"),Tenant shall give immediate written notice to Landlord. If Landlord estimates that the damage can be repaired to meet Tenant's business needs within one hundred eighty (180) days after Landlord is notified by Tenant of such damage and if there are sufficient insurance proceeds available to repair such damage, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate. If neither circumstance described in the previous sentence exists, Landlord may elect, in its absolute discretion, to either: (a) terminate this Lease in which case Tenant's obligations under this Lease shall also terminate or; (b) restore the Premises to the condition which existed prior to the damage and this Lease will continue. Notice of Landlord's election shall be delivered to Tenant within forty five (45) days after the date Landlord receives written notice of the damage. Failure to deliver notice within the specified period shall be treated as election not to restore. Tenant agrees to look to the provider of Tenant's insurance for coverage for the loss of Tenant's use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period following a Casualty. If the Building is damaged by Casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord may, in its absolute discretion, elect to terminate this Lease by notice in writing to Tenant within thirty (30) days after the date Landlord receives written notice of the damage. Such notice shall be effective twenty (20) days after delivery to Tenant unless a later date is set forth in Landlord's notice.
5.10.	Condemnation. If more than fifty percent (50%) of the Premises, or such portions of the Building as may be required for the Tenant's reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent and other sums payable under this Lease shall be paid to that date. In the case of a taking of a part of the Premises or a portion of the Building not required for the Tenant's reasonable use of the Premises, this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs. Electricity Costs and Operating Expenses payments may be re-determined as equitable under the circumstances. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Building, Land and the unexpired term of this Lease. Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant's business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant's loss of use of the Premises, moving expenses or other relocation costs if they are awarded separately to Tenant in the eminent domain proceedings.
5.11.	Liens. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon the interest of Landlord or Tenant in the Premises or against Landlord's interests under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. If any such lien or encumbrance is filed or recorded, Tenant shall cause it to be released or otherwise removed within five (5) days by a means or method approved by Landlord.
5.12.	Estoppel Certificate. On Landlord's request, Tenant shall within 5 days of a request by Landlord complete, sign and delivera certificate to an addressee designated by Landlord stating the material terms of this Lease, whether any default currently exists under the Lease, and such other information as may reasonably be requested.

6

5.13.	Relocation. Intentionally Deleted.
5.14.	Expansion. Intentionally Deleted.
5.15.	Holdover. Tenant is not authorized to hold over beyond the expiration or earlier termination of the Lease Term. No payment of money by Tenant to Landlord after the expiration or termination of this Lease reinstates, continues or extends the Lease Term and no extension of this Lease after the termination or expiration is valid unless agreed in writing by Landlord and Tenant. If, for any reason, Tenant retains possession of the Premises after (i) the expiration or termination of this Lease or (ii) if Tenant fails to complete any repairs required hereby, unless the parties hereto otherwise agree in writing, such possession shall establish a month to month tenancy, which shall be subject to termination by either Landlord or Tenant at any time upon not less than ten (10) days advance written notice, and provided all of the other terms and provisions of this Lease shall be applicable during such period, except that Tenant shall pay Landlord from time to time, upon demand, as rental for the period of such possession, an amount computed on a daily basis equal to 150 % of the Base Rent in effect on the termination date
5.16.	Common Area. The Building entry areas, lobby, associated hallways, restrooms, utility rooms, and Conference Center are known as the "Common Area". The lobby conference room on the 1st floor is known as the "Conference Center", The access and use of the Conference Center by Tenant and other tenants of the Building shall be reasonably determined by Landlord. Landlord shall have the right to modify the Common Area, provided such changed Common Area provides substantially the same function to Tenant as the existing Common Area. The Common Area shall be under Landlord's management and control. Tenant shall have the right, subject to the rights of other Tenants and Landlord, to use such Common Area in accordance with the terms of this Lease and any reasonable rules adopted by Landlord regarding such use.
5.17.	Mortgage. This Lease shall be subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon or the Building of which the Premises are a part. This paragraph shall be self-operative. No further instrument is required to effect the subordination of this Lease to any such mortgage or deed of trust. In confirmation of the subordination, however, Tenant agrees, within ten (10) business days after request by Landlord, to execute, acknowledge and deliver any instruments, certificates, releases or other documents that may be reasonably required by any mortgagee that evidences the subordination of this Lease to the lien of any such mortgage. Tenant agrees to attorn to any mortgagee, trustee under a deed of trust or purchaser at a foreclosure sale or trustee's sale, as Landlord under this Lease, if such successor to Landlord's interest elects to keep this Lease in effect. Notwithstanding anything to the contrary contained herein, attached hereto as Exhibit "L" is Lender's standard Subordination and Non-Disturbance Agreement ("SNDA"). If Tenant chooses, Tenant may submit an SNDA to Landlord for execution by Lender.

SECTION 6

INSURANCE AND INDEMNIFICATION

6.1.	Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and Landlord's Affiliates and the property manager of the Building from and against any and all Claims made against such persons, arising out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, (b) any act, omission or actionable neglect of Tenant or Tenant's Affiliates, or (c) any breach or default under this Lease by Tenant or by any Tenant's Affiliates. Tenant's obligations under the previous sentence shall not apply if the Claim arose from default under this Lease by Landlord by or actionable neglect of Landlord or Landlord's Affiliates. "Landlord's Affiliates" are all officers, managers, members, contractors, employees, and invitees of Landlord. "Tenant's Affiliates" are all officers, partners, contractors. employees and invitees of Tenant. "Claims" is an individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, and other proceedings and expenses (including attorneys' fees and expenses incurred in connection with the proceeding, whether at trial or on appeal).
6.2.	Tenant Insurance. Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect each and every one of the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant's liability insurance:
●	A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant's obligations under the paragraph captioned "Indemnification", insuring against claims of bodily injury and death or property damage or toss with a combined single limit at the Lease Commencement Date of this Lease of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) general aggregate, which policy shall be payable on an "occurrence" rather than a "claims made" basis. Tenant shall include Landlord and Landlord's lender as additional insureds.

7

●	Intentionally Deleted.
●	"Special Form" property insurance (which is commonly called "all risk") covering business interruption, Tenant Alterations, and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for the then, entire current replacement cost of such property.
●	A policy of worker's compensation insurance if and as required by applicable law and employer's liability insurance with limits of no less than One Million and No/100 Dollars ($1,000,000.00).
●	All insurance policies required under this paragraph shall be with companies having a rating according to Best's Insurance Key Rating Guide for Property — Casualties of no less than A- Class VIII. Each policy shall provide that it is not subject to cancellation, lapse or reduction in coverage except after thirty (30) days' written notice to Landlord. Tenant shall deliver to Landlord, prior to the Commencement Date and, from time to time thereafter, certificates evidencing the existence and amounts of all such policies and, on Landlord's request, copies of such insurance policies. Deductibles under policies procured must be reasonable and customary.
●	If Tenant fails to acquire or maintain any insurance or provide evidence of insurance required by this Section 6.2, Landlord may, but shall not be required to, obtain such insurance or evidence and the costs associated with obtaining such insurance or evidence shall be payable by Tenant to Landlord on demand.
6.3.	Landlord's Insurance. Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:
●	Commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) general aggregate, which policy shall be payable on an "occurrence" rather than a "claims made" basis.
●	"Special Form" property insurance (which is commonly called "all risk") covering the Building and Landlord's personal property, if any, located on the Land for the then, current replacement value of such property.

Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate.

6.4.	Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located on or in the described Premises, by reason of Casualty, but only to the extent of deductibles specified in the insurance policies plus the insurance proceeds paid to such party under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such party if it had maintained such policies.

SECTION 7

ASSIGNMENT AND SUBLETTING

7.1.	Assignment and Subletting by Tenant. Tenant shall not have the right, directly or indirectly (by change of control or otherwise) to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord's prior written consent. No sublease or assignment, including one to which Landlord has consented, shall release Tenant from its obligations under this Lease.
7.2.	Recapture. Intentionally Omitted
7.3.	Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building. If Landlord sells or transfers any or all of the Building, Landlord and Landlord's Affiliates shall, upon consummation of such transfer be released automatically from any liability under this Lease for obligations to be performed or observed after the date of the transfer. After the effective date of the transfer, Tenant must look solely to Landlord's successor-in-interest.

SECTION 8

DEFAULTS AND REMEDIES

8.1.	Events of Default The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant ("Event of Default"):
●	vacation or abandonment of all or any portion of the Premises without continued payment when due of Base Rent and other sums due under this Lease;
●	failure by Tenant to make any payment of Base Rent or any other sum payable by Tenant under this Lease within ten (10) days after its due date, or, in the case of the first such failure during a calendar year of the Lease Term, within ten (10) days after notice to Tenant of such failure;

8

●	failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of Base Rent and other payments, where such failure continues for a period of twenty (20) days after written notice from Landlord; or if failure cannot be cured within said twenty (20) days, the failure of Tenant to diligently pursue such cures.
●	the failure of Tenant to surrender possession of the Premises at the expiration or earlier termination of this Lease in the condition required by this Lease;
●	the making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, it is dismissed within sixty (60) days; the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located in the Premises or of Tenant's interest in this Lease; any execution, levy, attachment or other process of law against any property of Tenant or Tenant's interest in this Lease, unless it is dismissed within sixty (60) days; or adjudication that Tenant is bankrupt. If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an "unexpired lease" under applicable bankruptcy law, then Tenant shall neither attempt nor cause any trustee to attempt to extend the time period specified by the Bankruptcy Act for the assumption or rejection of this Lease.
8.2.	Remedies. If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this paragraph, and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, specified or described as follows:

(1) Terminate this Lease and pursue Tenant for actual damages; and/or

(2)  Enter upon and take possession of the Premises without terminating this Lease; and/or

(3)  Alter all locks and other security devices at the Premises with or without terminating this Lease, deny access to Tenant and pursue, at Landlord's option, one or more remedies pursuant to this Lease.

●	Upon the occurrence of any Event of Default, Tenant shall, immediately upon receipt of written notice or demand from Landlord, surrender the Premises to Landlord and if Tenant fails so to do, Landlord, without waiving any other remedy it may have, may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim of damages therefore.
●	If Landlord repossesses the Premises without terminating the Lease, Tenant, at Landlord's option, shall be liable for and shall pay Landlord on demand all Base Rent and other payments owed to Landlord hereunder, accrued to the date of such repossession, plus all amounts required to be paid by Tenant to Landlord until the date of expiration as such sums become due and payable hereunder without acceleration. Actions to collect amounts due by Tenant to Landlord under this paragraph may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of the Lease Term.
●	Upon an Event of Default, in addition to any sum provided to be paid herein, Tenant also shall be liable for and shall pay the costs of removing and storing Tenant's property; the costs of repairing, altering, remodeling or otherwise putting the Premises into the condition required by this Lease as if the Lease had expired and all reasonable expenses incurred by Landlord in enforcing or defending Landlord's rights and/or remedies.
●	If Landlord relets the Premises without terminating this Lease, Landlord shall apply the revenue from such re-letting to Landlord's costs and Tenant's obligations in such order as Landlord deems appropriate. Should revenue from letting during any month be less than the sum of the Base Rent and other sums payable under this Lease and Landlord's expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.
●	All sums payable by Tenant under this Lease shall be considered rent and all rights and remedies available pursuant to law for non-payment of rent shall apply.
8.3.	Right to Perform. If Tenant shall fail to pay any sum of money, other than Base Rent, Electricity Costs or Operating Expenses, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) days after written notice of such failure by Landlord, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations, make such payment or perform such other act on Tenant's part to be made or performed as provided in this Lease. Landlord shall have all rights and remedies for recovery of any sum or for the cost of such performance as specified in this Lease.
8.4.	Landlord's Default. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within twenty (20) days after written notice is delivered by Tenant to Landlord specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord's obligation is such that more than the specified period required for performance, then Landlord shall not be in default if Landlord commences performance within such period and thereafter diligently prosecutes it to completion. Tenant shall not have the right to place a lien upon the property of Landlord.

9

8.5.	Limitation on Recourse. Liability with respect to the entry and performance of this Lease by or on behalf of Landlord or any other obligation of Landlord, however it may arise, shall be asserted and enforced only against Landlord's estate and equity interest in the Building. Any and all personal liability, if any, beyond that which may be asserted under this paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1.	Notices. All notices, demands, consents, approvals, statements and communications required or permitted under this Lease shall be in writing and shall be addressed to a party at the addresses set forth opposite that party's signature, or to such other address as either party may specify by written notice, given in accordance with this paragraph. Unless otherwise specified opposite Tenant's signature, Tenant's notice address shall be changed to the address of the Premises after the Commencement Date. All such communications shall be transmitted by personal delivery, reputable express or courier service, or United States Postal Service, postage prepaid. AlI such communications shall be deemed delivered and effective on the earlier of (a) the date received or refused for delivery, or (b) five (5) calendar days after having been mailed by certified mail, return receipt requested, with the United States Postal Service, postage prepaid.
9.2.	Attorney's Fees and Expenses. In the event that either party requires the services of an attorney in connection with enforcing the terms of this Lease, suit is brought for the enforcement of this Lease or the exercise of rights and remedies afforded by this Lease or under law, or proceedings are held in bankruptcy, then the prevailing party shall be entitled to a reasonable sum for attorney's and paralegal's fees, expenses and court costs, including those relating to any appeal.
9.3.	Successors; Joint and Several Liability. All of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, permitted successors and permitted assigns. In the event that more than one person or organization is included in the term "Tenant" then each such person or organization shall be jointly and severally liable for all obligations of Tenant under this Lease.
9.4.	Choice of Law. This Lease shall be construed and governed by the laws of the state in which the Land is located.
9.5.	Offer to Lease. The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until it is executed and delivered by both Tenant and Landlord.
9.6.	Force Majeure. Landlord shall be excused for the reasonable period of any delay in its performance when such delay is beyond Landlord's reasonable control. Except for payment of Base Rent and all other sums due from Tenant, Tenant shall be excused for the reasonable period of any delay in its performance when such delay is beyond Tenant's reasonable control.
9.7.	Interpretation. Headings or captions shall in no way define, limit or otherwise affect the construction or interpretation of this Lease. Whenever a provision of this Lease uses the terms "include" or "including", that term shall not be limiting but shall be construed as illustrative. This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel. Unless otherwise specified, whenever this Lease requires a consent or approval, the decision shall be reached in good faith discretion of'the party entitled to give such consent or approval.
9.8.	Prior Agreement and Amendments. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or statement pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease.
9.9.	Time of Essence. Time is of the essence with respect to the performance of this Lease.
9.10.	Survival of Obligations. To the extent permitted in Chapter 93 of the Texas Property Code, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated.
9.11.	Holidays. Holidays are nationally recognized bank holidays generally practiced in Dallas, Texas.
9.12.	Authority. Tenant represents and warrants to Landlord that Tenant is duly organized, validly existing, and in good standing under the laws of the state of its organization, and is duly qualified to transact business in Texas.
9.13.	No Representations. Neither Landlord nor Landlord Affiliates made any representations or promises with respect to the Leased Premises or the Project except as expressly set forth in this Lease. No rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

10

9.14.	Binding Effect. This Lease is binding upon the respective heirs, personal representatives, successors, and, to the extent assignment is permitted, assigns of Landlord and Tenant.
9.15.	Exhibits. All exhibits attached to this Lease are incorporated into and made a part of this Lease as if set forth in the body of this Lease.
9.16.	Counterparts. This Lease may be executed in two or more counterparts, each of which is deemed an original and all of which together constitute one and the same instrument.
9.17.	Effective Date. Effective Date or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.
9.18.	Tenant Audit Clause. Landlord shall maintain, at its corporate offices in Harris County, Texas, true and accurate records, in accordance with Generally Accepted Accounting Principles "GAAP"), consistently applied, showing all Operating Expenses, including property taxes and insurance, and any other expenses charged to Tenant by Landlord and agrees that Tenant, or its authorized representative, may, during reasonable business hours upon ten (10) business days written notice, from Tenant to Landlord, examine and audit such records for the purpose of verifying the annual statements submitted by Landlord concerning such expenses; provided, however, in no event may Tenant: (I) audit more than ninety (90) days after expense adjustment for the previous calendar year; or (2) engage the services of any person or firm who is compensated in whole or part on a contingent fee arrangement, i.e. whose compensation is based in part or wholly on the amount of expenses or charges deemed by Tenant or its authorized representative to be subject to review or resulting in a credit to Tenant's account. In the event the audit results shows that Tenant's statement was in error of Tenant's share of Operating Expenses, the Landlord shall credit Tenant the overcharges and Landlord shall reimburse the reasonable cost Tenant's audit, provided such cost does not exceed $2,000.00.
9.19.	Signage. Tenant shall have the right to install eyebrow building signage and monument signage, at Tenant's sole cost and expense, for an additional monthly fee of twenty five ($25.00) for monument signage for the term of the Lease Agreement if permitting space is available. Tenant wilt bear entire responsibility to determine if the sign complies with applicable sign ordinances. The size and style of Tenant's sign shall conform to Landlord specifications and all local land use ordinances. The eyebrow signage may be paid by using the Tenant Improvement allowance. The eyebrow signage will be located on the South side, tenth floor upon final approval plans by Landlord.
9.20.	Renewal Option. Provided that Tenant is not in default hereunder, Tenant (but not any assignee or sublessee) shall have the right and option (the "Renewal Option") to renew this Lease, by written notice delivered to Landlord, no earlier than twelve (12) months and no later than three months prior to the expiration of the initial Lease Term, for an additional term (the "Renewal Term") of sixty (60) months under the same terms, conditions and covenants contained in the Lease, except that (a) no abatements or other concessions, if any, applicable to the initial Lease Term shall apply to the Renewal Term; (b) the Base Rental shall be equal to the "Fair Market Value Rental" (defined herein, (c) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term; and (d) all leasehold improvements within the Premises shall be provided in their then existing condition (on an "As Is" basis) at the time the Renewal Term commences. Failure by Tenant to timely give Landlord notice in writing of Tenant's election to exercise the Renewal Option herein granted shall constitute a waiver of such Renewal Option. In the event Tenant elects to exercise the Renewal Option as set forth above, Landlord shall, within 15 days thereafter, notify Tenant in writing of the proposed Base Rental, CAM Charges, Taxes and Insurance, water charges and any signage rental for the Renewal Tenn (the "Proposed Renewal Rental"). Tenant shall within 10 days following delivery of the Proposed Renewal Rental by Landlord notify Landlord in writing of the acceptance or rejection of the Proposed Renewal Rental. If Tenant accepts Landlord's proposal, then the Proposed Renewal Rental shall be the rental rate in effect during the Renewal Term. Failure of Tenant to respond in writing during the aforementioned 10 day period shall be deemed a rejection by Tenant of the Proposed Renewal Rental. Should Tenant reject Landlord's Proposed Renewal Rental during such ( I0 day period, then Landlord and Tenant shall negotiate during the 10 day period commencing upon Tenant's rejection of Landlord's Proposed Renewal Rental to determine the rental for the Renewal Term. In the event Landlord and Tenant are unable to agree to a rental for the Renewal Term during said 10 day period, then the Renewal Option shall terminate and the Lease shall, pursuant to its terms and provisions, terminate at the end of the original Lease Term. Upon exercise of the Renewal Option by Tenant and subject to the conditions set forth hereinabove, the Lease shall be extended for the period of such Renewal Term without the necessity of the execution of any further instrument or document, although if requested by either party, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease in accordance with the provisions hereof. Unless Tenant and Landlord have previously agreed to extend the Lease Term, during the last three months prior to the expiration of the original term, in addition to the other rights of Landlord as set forth herein, Landlord reserves the right to show the Premises to prospective tenants during normal business hours.

"Fair Market Value Rental Rate" shall be that rate charged for space of comparable size and condition in comparable office buildings within a five (5) mile radius of the area immediately surrounding the building, taking into consideration the location, quality and age of the building, floor level, extent of leasehold improvements, rental abatements lease takeovers/ assumptions, moving expenses and other concessions, term of lease, extent of services to be provided, distinction between "gross" and "net lease" base year or other amounts allowed for escalation purposes (expense stop), the time the particular rental rate under consideration became or is to become effective, or any other relevant tem or condition.

11

9.21.	Right of First Refusal. Provided Tenant is not in default of any of the provisions of this Lease, Tenant shall have an ongoing right of First Refusal and/or option on remaining vacancy of Suite 1025 ("Option Space") located contiguous to the Leased Premises upon the earlier to occur of (i): such time as Tenant leases said space (ii) a third party tenant leases said space, upon Tenant's failure or refusal to respond as hereinafter set forth; (iii) the expiration of 33 months after the Effective Date hereof. At such time as Landlord has a bonafide prospect for the Option Space, Landlord shall so notify Tenant and Tenant shall have the right to lease said space on the same terms and conditions offered to the prospective tenant, or on such terms as are agreeable by both the Landlord and Tenant. This right terminates after the 33rd month. Tenant shall respond to Landlord's offer within ten (10) business days from receipt of the Lease. Should Tenant fail to comply to the time frames set forth above, or should Tenant refuse Landlord's offer to lease Option Space, Landlord shall have no further obligation to offer said space to Tenant and this Right of First Refusal and/or option shall be declared null and void as it relates to that certain third party tenant. If Tenant exercises the Right of First Refusal and/or option or expands into the space within the first twenty four (24) months of the lease, it will be at the same terms of the original lease. Landlord's obligations under this paragraph shall also be conditioned and contingent upon all obligations of Tenant under this lease.
9.22.	Early Access. Tenant shall be granted, upon the execution of this Lease Agreement, the right to access the Lease Premises, (hereinafter "Early Access") for the purposes of installing Tenant's Fixtures, Furniture and Equipment (hereinafter "FF&E") and Telecommunication Facilities. Tenant may also grant Early Access to the Lease Premises to contractors, service vendors and the like for the purpose of installing telecommunication fines and equipment and such other service equipment as maybe necessary for Tenant to conduct its business. Tenant and Tenant's contractor shall indemnify and hold Landlord harmless from all fines, suits, costs and liability of every kind arising out of this Early Access because of: (i) any violation or nonperformance by Tenant of any representation or covenant contained in the Lease Agreement; (ii) any bodily injury, death and/or damage to property occurring in or resulting from any occurrence in the Premises during the period of this Early Access; and (iii) any bodily injury, death and/or property damage that is incident to, arises out of, or is in any way caused by the acts or negligent omissions of Tenant or any of its agents, employees, contractors or licensees. The Early Access clause herein shall expire the day upon which Tenant take possession of the Leased Premises and Base Rent commences December 1, 2015.

9.23.	List of Exhibits

EXHIBIT A (Legal Description)

EXHIBIT B (Premises)

EXHIBIT C (Rules and Regulations)

EXHIBIT D (Janitor Service)

EXHIBIT E (Parking Rules and Regulations)

EXHIBIT F (Special Provisions)

EXHIBIT G (Security Notification)

EXHIBIT H (Guaranty-Intentionally Omitted)

EXHIBIT I (Construction Rider)

EXHIBIT J (Commencement)

EXHIBIT K (Early Occupancy Authorization)

EXHIBIT L (SNDA)

12

Designated Address for Landlord:	LANDLORD:

Hartman Income REIT	Hartman Income REIT Property Holdings, LLC
Attn: Office of General Counsel	a Delaware limited liability company
2909 Hillcroft, Suite 420	d/b/a North Central Plaza
Houston, Texas 77057
	By:	/s/ Allen R. Hartman
Allen R. Hartman
Manager

Date: 9/10/15

Designated Address for Tenant:	TENANT:

12655 N. Central Expwy, Suite 1000	Zion Oil & Gas, Inc.
Dallas, TX 75243
	By:	/s/ Victor G. Carrillo
	Name:	Victor G. Carrillo
Notice Address for Tenant:	Title:	CEO
6510 Abrams Rd Ste 505
Dallas, Texas 75231
	Date:	August 28, 2015

13